EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 28, 2018 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, in the S-8 Registration Statement.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Auburn Hills, Michigan

August 14, 2018